FOR IMMEDIATE RELEASE
CONTACT:
Mary Abood
VP, Corporate Communications, Penton Media
216-931-9551 or 216-696-7000, Ext. 9551
mabood@penton.com

PENTON’S NEW HOPE NATURAL MEDIA EXPANDS WITH PURCHASE OF KOSHER WORLD TRADE SHOW

BOULDER, CO – June 23, 2005 – Penton Media, Inc.’s (OTCBB: PTON) New Hope Natural Media division, which produces the Natural Products Expos, has expanded its market reach into kosher/specialty foods with the acquisition of Kosher World Conference & Expo from Shows International.

Kosher World, which was launched two years ago by Shows International, is a retail-based event serving the booming kosher market, with emphasis on bringing kosher food products marketers together with buyers from the mass-market grocery channel.

Kosher World will be co-located with Natural Products Expo West in Anaheim, CA, beginning in March 2006.

“The union of our two events creates powerful synergy for our exhibitors and retailer attendees,” said Fredrik M. Linder, president of New Hope Natural Media. “The co-location will offer our exhibitors tremendous marketing efficiency with the benefit of substantial buyer crossover traffic. And all retailers – natural and organic products retailers, specialty and ethnic foods retailers, and mass-market grocers – who are hungry for exposure to new products, category lines and vendors, will be able to accomplish a great deal and make meaningful contacts through the combined events.”

“This acquisition provides the foundation for us to continue the growth of our natural products/food sector portfolio, which have been strong performers for Penton,” said David Nussbaum, Penton chief executive officer. “Our Penton Lifestyle team has plans in place to leverage this transaction for future expansion, while providing our customers with exciting business development, networking and educational opportunities.”

“Kosher can do so much for so many people, and can truly enrich people’s lives. Kosher World has always been about bringing kosher to mainstream, and mainstream to kosher,” said Neil Ticktin, CEO of Shows International. “I believe that Penton/New Hope’s acquisition of Kosher World is one of the best things that could happen for the kosher community, as it will expose so many great products and services to the mainstream.”

Rabbi Moshe Elefant, chief operating officer, OU Kosher Division, said, “We congratulate Shows International on this wonderful news. We see the kosher and natural markets as a perfect match for those who care about what they eat. We look at this as a way to service that very important segment of the food market.”

“Kosher World at Expo West: what a natural thing. Finally, the two most natural things together under one roof,” said Joe Plueger, director of Kosher Foods, Kehe Food Distributors Inc. “Kosher sales always benefit from natural foods sales. It is about time we get the other percentage of customers to look at it. This will be a home run!”

“After 25 years of research, I’ve seen kosher go from the parochial to the mainstream worldwide consumer at large,” said Rabbi Eliezer Eidlitz, Rabbinic administrator of the Kosher Information Bureau and author of the book Is it Kosher? “Kosher World has been at the forefront of this movement, and, through this acquisition, now further enhances this availability and accessibility to the mainstream.”

Kosher is estimated to be an $8 billion industry worldwide, with an average annual growth rate exceeding 15% for the past 10 years. Mass retailers and specialty food stores alike are stocking more kosher food products as popularity of kosher products has grown with consumers seeking healthier foods, as well as religiously-oriented consumers. Organic food and beverages, likewise, have growth rapidly; sales of organic products grew 18% in 2004 over 2003, totaling $10.9 billion in the U.S. alone.

About New Hope and Penton

New Hope Natural Media (www.newhope.com), a division of Penton Media, produces the two largest natural and organic products trade shows in the United States: Natural Products Expo East (next taking place Sept. 15-18, 2005 at the Washington, D.C. Convention Center) and Natural Products Expo West (March 23-26, 2006, at the Anaheim Convention Center). It also produces events in Europe and Asia. New Hope also publishes The Natural Foods Merchandiser, Nutrition Business Journal, The Natural Grocery Buyer, Delicious Living, and Functional Foods & Nutraceuticals.

Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: health/nutrition and natural and organic products; food/retail; leisure/hospitality; aviation; design/engineering; electronics; government/compliance; business technology/enterprise IT; manufacturing; mechanical systems/construction; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business markets.

About Shows International (SI)

Shows International (www.showsintl.com) is a dedicated exhibition and trade show development company specializing in creating new events positioned to serve growing and under-served markets. SI’s infrastructure, developed processes, and deep knowledge of key show management areas allow the team to quickly develop quality events while maintaining a high level of exhibitor/attendee service. Since 1994, SI’s team has been providing show guide production and cost-effective pavilion services for other show management companies.

This press release contains statements relating to Penton Media, Inc. that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, the successful integration of acquisitions and other factors contained in Penton’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, as well as its other filings with the Securities and Exchange Commission.

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